Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (File No.: 333-251973) and Registration Statements on Form S-8 (File No.: 333-251545 and File No.: 333-267989) of our report dated March 30, 2023 relating to the consolidated financial statements of China Pharma Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2022 and 2021 appearing in this Annual Report on Form 10-K of China Pharma Holdings, Inc. for the year ended December 31, 2022.

/s/ B F Borgers CPA PC

B F Borgers CPA PC

Lakewood, CO

March 30, 2023